Securities and Exchange Commission
Washington, D.C.  20549

Form N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE
18F-1
UNDER THE INVESTMENT COMPANY ACT OF 1940

TEXAS CAPITAL VALUE FUND - VALUE & GROWTH
PORTFOLIO
(Exact Name of Registrant)

	The undersigned registered open-end investment company hereby notifies the Securities and Exchange
Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election

	Pursuant to the requirements of the Investment
Company Act of 1940, the registrant has caused this notification of election to be duly signed on its behalf in the City of Austin and State of Illinois on the 9th day of January, 1996.

	Signature:  Texas Capital Value Funds -
		    Value and Growth Portfolio

		By:  /s/  Mark A. Coffelt
		-------------------------------
		Mark A. Coffelt, President

Attest:  /s/  Eric D. Barden
---------------------------------
Eric D. Barden, Secretary